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Exhibit 12.1

Bank of Hawaii Corporation and Subsidiaries
Statement Regarding Computation of Ratios
Year Ended December 31, 2004 and 2003

(dollars in thousands)	2004		2003

Earnings:
1. Income Before Income Taxes	$271,244		$206,787
2. Plus: Fixed Charges Including Interest on Deposits	67,854		79,860

3. Earnings Including Fixed Charges	339,098		286,647
4. Less: Interest on Deposits	36,743		47,473

5. Earnings Excluding Interest on Deposits	$302,355		$239,174

Fixed Charges:
6. Fixed Charges Including Interest on Deposits	$67,854		$79,860
7. Less: Interest on Deposits	36,743		47,473

8. Fixed Charges Excluding Interest on Deposits	$31,111		$32,387

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits (Line 3 divided by Line 6)	5.0	x	3.6	x
Excluding Interest on Deposits (Line 5 divided by Line 8)	9.7	x	7.4	x

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  Exhibit 12.1
Bank of Hawaii Corporation and Subsidiaries Statement Regarding Computation of Ratios Year Ended December 31, 2004 and 2003